Exhibit 99.1

Sept. 20, 2013

FOR IMMEDIATE RELEASE

Contacts:
Alan Greer	Cynthia Williams
Executive Vice President	Senior Executive Vice President
BB&T Investor Relations	BB&T Corporate Communications
(336) 733-3021	(336) 733-1478
agreer@bbandt.com	cynthia.williams@bbandt.com

BB&T responds to court’s decision in tax case

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today responded to a ruling by the U.S. Court of Federal Claims regarding the Internal Revenue Service’s disallowance of tax deductions and foreign tax credits taken in connection with a financing transaction entered into by BB&T in 2002.

“We are surprised and very disappointed with the court’s ruling and continue to firmly believe that this was a legitimate financing transaction,” said Chairman and Chief Executive Officer Kelly S. King.

“Based on the court’s decision and an evaluation of other tax-related matters, we expect to record an after-tax charge of approximately $250 million this quarter. However, we will continue to review the decision and evaluate our legal options,” said King. “Combined with previously-recorded tax reserves, this charge fully addresses our liability for the financing transaction.

“Despite this nonrecurring charge, we expect to remain profitable for the quarter,” said King.

The tax case relates to an IRS statutory notice of deficiency for the tax years 2002-2007. The notice asserts a liability for taxes, penalties and interest related to the disallowance of foreign tax credits and other deductions claimed in connection with a financing transaction. BB&T paid the full assessment in 2010.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $182.7 billion in assets and market capitalization of $23.8 billion, as of June 30, 2013. Based in Winston-Salem, N.C., the company operates 1,851 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com. More information about BB&T Corporation is available at www.BBT.com/about.

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This release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this release.